EXHIBIT 5.1

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

(561) 706-7646

flehrer@securitiesattorney1.com

July 19, 2023

Artificial Intelligence Technology Solutions, Inc.

Attn: Board of Directors

Re:	Artificial Intelligence Technology Solutions, Inc. Registration Statement on Form S-1

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Artificial Intelligence Technology Solutions, Inc. , a Nevada corporation (the “Registrant”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale by Selling Stockholder GHS Investments LLC (“GHS”) of 1,250,000,000 Common Stock Shares, par value $0.00001 (the “Shares”) to be sold by the Selling Stockholder GHS.

For the purpose of rendering my opinion herein, I have reviewed: (i) the revised statutes of the State of Nevada to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s Board of Directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.

My opinion is limited to matters of the Nevada Revised Statutes and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Nevada, as specified herein.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares being offered pursuant to the Registration Statement will be, when issued and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable Shares.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Frederick M. Lehrer, P. A.

By:	/s/ Frederick M. Lehrer, Esq.
Frederick M. Lehrer, Esq.